Exhibit 99.1

                              Investor Relations Contact:   Media Contact:
Company Contact:              Lippert/Heilshorn &           Lippert/Heilshorn &
Ultralife Batteries, Inc.     Associates, Inc.              Associates, Inc.
-------------------------     ---------------------------   --------------------
Peter Comerford               Jody Burfening                Chenoa Taitt
(315) 332-7100                (212) 838-3777                (212) 201-6635
pcomerford@ulbi.com           jks@lhai.com                  ctaitt@lhai.com
-------------------           ------------                  ---------------

            Ultralife Batteries, Inc. Announces Multi-Million Dollar 9-Volt Battery Private Label Order and Annual Contract Renewal

Newark, New York - (July 28, 2003) - Ultralife Batteries, Inc. (NASDAQ: ULBI) today announced a multi-million dollar order and annual contract renewal to continue supplying its advanced 9-volt lithium battery under private label for an existing major consumer battery-brand customer. Regularly scheduled deliveries against the new order are expected to occur throughout the next 12 months.

John D. Kavazanjian, Ultralife's president and chief executive officer, said, "This new order, and renewal of our private label contract with a long-standing Ultralife customer, following our recently announced order from another major consumer brand company, demonstrates the strong demand for, and greatly increasing reach of our long-lasting 9-volt lithium battery."

Nancy C. Naigle, Ultralife's vice president of sales and marketing, said, "This contract to continue supplying our 9-volt battery under a major consumer brand label will help to support our expansion of this product into both existing and new markets." . Ultralife's 9-volt lithium battery is a consumer-replaceable battery that lasts up to five times longer than alkaline 9-volt batteries and up to 10 times longer than carbon-zinc (general purpose) batteries. This primary (non-rechargeable) battery has the highest energy density, flattest discharge voltage curve, longest shelf life, widest operating temperature range, and lightest weight of any comparable-sized 9-volt battery. The battery provides the longest life in commercial and consumer applications including medical, wireless security, safety, music, and industrial products.

About Ultralife Batteries, Inc.

Ultralife is a leading developer, manufacturer, and marketer of standard and customized lithium primary (non-rechargeable), lithium ion and lithium polymer rechargeable batteries. Ultralife's high-energy batteries use advanced lithium technology and are used in military, industrial and consumer portable electronic products. Through its range of standard products and leading world-class ability to customize for a wide range of applications, Ultralife is able to provide the next generation of battery solutions. OEM, retail and government customers include Energizer, Kidde Safety, Philips Medical Systems, Radio Shack and the national defense agencies of the United States, United Kingdom and Germany.

This press release may contain forward-looking statements based on current expectations that involve a number of risks and uncertainties. The potential risks and uncertainties that could cause actual results to differ materially include: worsening global economic conditions, increased competitive environment and pricing pressures, disruptions related to restructuring actions and delays. Further information on these factors and other factors that could affect Ultralife's financial results is included in Ultralife's Securities and Exchange Commission (SEC) filings, including the latest Annual Report on Form 10-K.

Detailed information on Ultralife is available at the Company's web site, www.ultralifebatteries.com.

Ultralife(R) is a registered trademark Ultralife Batteries, Inc.

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